UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2006

CHINA WORLD TRADE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-26119
(Commission File Number)

87-0629754
(I.R.S. Employer Identification No.)

3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guangzhou, The PRC 510620
(Address of Principal Executive Offices) (Zip Code)

 011-8620-38780001
(Registrant's Telephone Number, Including Area Code)

_____________________________________________
Former Name or Former Address, if changed since last report

This Current Report on Form 8-K is filed by China World Trade Corporation, a Nevada corporation (the “Registrant”), in connection with the items described below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Share Exchange Agreement

On September 25, 2006, the Registrant entered into a Share Exchange Agreement (the “Agreement”) with Rainbow Wish Limited, a company organized and existing under the laws of the British Virgin Islands and a wholly owned subsidiary of the Registrant (“Rainbow Wish”), CWT International Excursion Investment Limited, a company organized and existing under the laws of the British Virgin Islands (“CWT Excursion”), and Chi Hung Tsang, the Chairman of the Registrant and holder of sixty percent (60%) of the capital stock of CWT Excursion, and also a citizen and resident of the People’s Republic of China (“Tsang”). Pursuant to the terms of the Agreement, the Registrant intends to issue 9,000,000 shares of common stock (the “CWTD Shares”) to Tsang in exchange for the transfer by Tsang of twenty-five (25) common shares of CWT Excursion (the “CWT Excursion Shares”) to Rainbow Wish, representing a 25% equity interest in CWT Excursion. A copy of the Agreement is attached hereto as Exhibit 10 and is incorporated by reference herein.

Approval of the Share Exchange Agreement

The Share Exchange Agreement was authorized by the affirmative vote of a majority of disinterested directors of the Registrant, with Chairman Tsang abstaining from the voting, in accordance with NRS Section 78.140. The Fair Market Value of the CWTD shares to be issued to Tsang based on the closing bid price for the common stock of the Registrant on September 22, 2006, equals approximately $6,408,000.

CWT Excursion

CWT Excursion was incorporated in March, 2006, and is the owner of 51% of the equity interest in a joint venture company known as Suzhou Tongli (International) Excursion Development Limited, which is a company organized and existing under the laws of the People’s Republic of China (“Suzhou Tongli”). Suzhou Tongli is in the business of operating tourist concessions in Tongli Town, Suzhou City, Jiangsu Province, People’s Republic of China.

Option to Purchase Additional CWT Excursion Shares

In addition to the twenty-five (25) shares of CWT Excursion, Tsang has agreed to grant Rainbow Wish the option to purchase an additional 35% of the capital stock of CWT Excursion within twelve months of the date hereof, at a price that will be agreed upon by both parties at the time of exercise of said option in a separate agreement.

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Additional Terms of the Agreement

The Agreement contains customary representations, warranties and covenants for a stock purchase transaction of this sort, including indemnification for (1) breaches of the representations and warranties of each of the parties, and (2) any breach or nonfulfillment of any covenant or agreement on the part of each of the parties. In addition, the Registrant had the opportunity to perform an extensive due diligence investigation of CWT Excursion prior to signing the Agreement, and Tsang and CWT Excursion represented that the due diligence information delivered was complete and accurate in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

The Closing

The Closing shall take place on or before September 29, 2006, or as soon thereafter as practicable, after: (1) The approval of the execution, delivery and performance of the Agreement by the Boards of the Registrant, Rainbow Wish and CWT Excursion, and (2) compliance with any requirements by any commission or government agency applicable to the exchange of the shares.

Regulation S Offering

The CWTD Shares to be issued to Tsang are intended to be exempt from registration pursuant to Regulation S under the Securities Act of 1933, as amended. The Agreement contains customary Regulation S certifications by Tsang. Since the offering is exempt pursuant to Regulation S, any transfer of the shares to U.S. Persons will be restricted for a period of one-year.

Ownership of Outstanding Shares

The Registrant had approximately 34.1 million shares of common stock issued and outstanding as of June 30, 2006. As a result of the 9,000,000 share Regulation S offering, Tsang will own approximately 22.9 million shares of common stock, representing approximately 53% of the total 43.1 million shares of common stock issued and outstanding after the transaction. Nonetheless, since Tsang is currently the Chairman of the Registrant, and owns 41% of the issued and outstanding shares of common stock, the Registrant does not believe that this transaction will result in a change in control of the Registrant.

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Exhibit Index

Exhibit No.        Description of Exhibit

10                     Share Exchange Agreement, dated September 25, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

China World Trade Corporation

Date: September 25, 2006	By:	/s/ Chi Ming Chan
Chi Ming Chan Chief Executive Officer

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